EXHIBIT 99.1


Quaker City Bancorp, Inc. Reports Earnings for Third Quarter Fiscal 2004 and Declares Cash Dividend

   WHITTIER, Calif.--(BUSINESS WIRE)--April 27, 2004--Quaker City Bancorp, Inc. ("Company") (NASDAQ:QCBC), the holding company for Quaker City Bank ("Bank"), reported net earnings of $6.0 million, $0.93 per share, for the quarter ended March 31, 2004, compared to $5.8 million, $0.90 per share, for the quarter ended March 31, 2003. Net earnings for the nine month period ended March 31, 2004 were $16.8 million, $2.61 per share, compared to $17.1 million, $2.58 per share, for the same nine month period last year. The trailing twelve months earnings per share at March 31, 2004 was $3.47 per share. All per share earnings are presented on a fully diluted basis.
   The Company also announced today that its Board of Directors, at their meeting on April 22, 2004, declared a cash dividend of $0.20 per outstanding share of common stock of the Company payable on May 14, 2004 to stockholders of record at the close of business on May 3, 2004.
   The net interest margin for the current reporting quarter was 3.54% compared to 3.82% for the same period last year, as average interest earning assets grew faster than net interest income during the period. The net interest margin was 3.46% for the quarter ended December 31, 2003. The improvement in the net interest margin from the previous quarter was primarily due to the increase in mortgage interest rates in recent months. Pay off speeds on loans have slowed, reducing the amount of premium amortization for the quarter.
   Return on average assets (ROAA) decreased to 1.33% for the current quarter, compared to 1.48% for the quarter ended March 31, 2003 and increased from 1.25% for the quarter ended December 31, 2003, as average total assets grew 14.3% and net earnings increased 2.6%, quarter over quarter. The Company's return on average equity (ROAE) for the current quarter decreased to 16.23%, compared to 17.38% for the quarter ended March 31, 2003, but increased from 15.32% for the quarter ended December 31, 2003, as average total equity grew 9.9% and net earnings grew 2.6%, quarter over quarter. The book value per share at March 31, 2004 was $23.77, compared to $21.20 per share at March 31, 2003, a 12.1% increase.
   Average earning assets for the current quarter increased to $1.76 billion, compared to $1.53 billion at March 31, 2003, a 14.4% increase. As a result of increased average earning assets, offset by a decrease in net interest margin, net interest income before provision for loan losses for the quarter was $15.5 million for the current quarter, compared to $14.6 million for the same quarter last year. The Company added $250,000 to the allowance for loan losses due to growth in the real estate loan portfolio during the current quarter and the establishment of specific reserves of $176,000 on one commercial real estate loan.
   Total assets at March 31, 2004 were $1.81 billion compared to $1.76 billion at December 31, 2003, an increase of $54.9 million for the quarter representing an annualized growth rate of 12.5%, with loans increasing $74.8 million, offset by a decrease in mortgage-backed securities and other investment securities of $15.9 million from December 31, 2003.
   Total other income for the quarter ended March 31, 2004 increased to $3.3 million from $2.8 million for the same period last year, an increase of 20.1%. The increase during the quarter was due to an increase in retail deposit fees to $1.6 million for the current quarter (compared to $1.3 million for the same period last year), a decrease in gain on sale of loans held-for-sale to $92,000 (compared to $844,000 for the same period last year), an increase in commissions to $167,000 (compared to $125,000 for the same period last year), and an increase in other income to $1.0 million (compared to $61,000 for the same period last year). Gain on sale of loans held-for-sale decreased as the quarter ended March 31, 2003 included the sale of a package of single family second trust deed loans for a gain of $226,000, as well as reduced loan refinancing activity to fixed rate loans that were subsequently sold, from $618,000 for the quarter ended March 31, 2003 to $92,000 for the quarter ended March 31, 2004. Other income for the quarter ended March 31, 2004 includes the gain of $856,000 on sale of assets the Company owned with a zero basis and $133,000 in collections on loans purchased that the Company also owned with a zero basis.
   Nonperforming loans at March 31, 2004 increased to $4.4 million, 0.31% of gross loans, compared to $3.3 million, 0.25% of gross loans at June 30, 2003. Nonperforming one-to-four family and commercial and industrial real estate loans increased $400,000 and $700,000, respectively, from June 30, 2003. There was no real estate acquired through foreclosure (REO) for the quarters ended March 31, 2004 and June 30, 2003. Total nonperforming assets increased to $4.4 million, or 0.24% of total assets at March 31, 2004, compared to $3.3 million, or 0.20% of total assets, at June 30, 2003. The Company includes as nonperforming assets nonaccrual loans 60 or more days past due, troubled debt restructured loans and REO.
   The ratio of general and administrative ("G&A") expenses to average assets was 1.75% for the current reporting quarter compared to 1.78% for the same quarter last year, as G&A expenses grew at a slower rate than average assets compared to the same quarter last year. The G&A ratio for the current quarter was down from 1.79% for the quarter ended December 31, 2003. The efficiency ratio for the current quarter increased to 41.84%, compared to 40.38% for the quarter ended March 31, 2003 and declined from 44.30% for the quarter ended December 31, 2003. The efficiency ratio is the measurement of G&A expenses as a percentage of net interest income before provision for loan losses and noninterest income.
   The Company operates twenty-seven retail banking branches in Los Angeles, Orange, Riverside, San Bernardino and San Diego Counties in southern California. The Bank opened two additional Wal-Mart in-store branches in the communities of San Marcos (north San Diego area) in January 2004 and La Quinta (Palm Springs area) in early March 2004. The La Quinta branch is located in Wal-Mart's first "super center" in California. At March 31, 2004, the Company's consolidated stockholders' equity was $149.3 million, representing 8.25% of total assets. The Bank was founded in 1920 and its regulatory capital levels continue to exceed the levels necessary to be considered "Well Capitalized."
   As previously announced, President and Chief Executive Officer
Rick McGill will be hosting a telephone conference call to discuss the results of the third quarter and to answer questions of callers today, April 27, 2004 at 4:00 p.m. Eastern Time (1:00 p.m. Pacific). The teleconference dial-in number is (800) 450-0819. Please phone in no later than 3:55 p.m. Eastern Time today to participate. There will be a replay of the call available beginning at 5:45 p.m. Eastern Time on April 27, 2004 and ending at 2:59 a.m. Eastern Time on May 5, 2004. The replay dial-in number is (800) 475-6701 (USA) or (320) 365-3844
(International), access code 728005.

   This press release contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, including, but not limited to, (i) general economic, market or business conditions in the U.S. and southern California, including changes in market interest rates; (ii) real estate market conditions, particularly in southern California;
(iii) the opportunities (or lack thereof) that may be presented to and pursued by the Company; (iv) competitive actions by other financial institutions; (v) changes in federal, state, and local laws, regulations and policies affecting the Company's business; (vi) factors relating to the pending merger between the Company and Popular, Inc; and (vii) other factors. Actual results could differ materially from those contemplated by these forward-looking statements. Consequently, all of the forward-looking statements made in this report are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its business or operations. Forward-looking statements made in this report speak as of the date hereof. The Company undertakes no obligation to update or revise any forward-looking statement made in this report.



                       Quaker City Bancorp, Inc.
            Consolidated Statements of Financial Condition
                             (NASDAQ:QCBC)
                               Unaudited
               (Dollars in thousands, except share data)

                                                 March 31,    June 30,
                                                   2004         2003
Assets
Cash and due from banks                          $23,512      $31,275
Interest-bearing deposits                          1,374          943
Federal funds sold and other short-term
 investments                                       3,000           --
Investment securities held-to-maturity             7,062       12,178
Investment securities available-for-sale          47,826       48,137
Loans receivable, net                          1,441,717    1,323,268
Loans receivable held-for-sale                       215        2,997
Mortgage-backed securities held-to-maturity      147,983       90,014
Mortgage-backed securities available-for-sale     91,431       73,683
Federal Home Loan Bank stock, at cost             25,868       19,807
Office premises and equipment, net                 7,471        7,275
Accrued interest receivable and other assets      12,457       12,534
  Total assets                                $1,809,916   $1,622,111

Liabilities and Stockholders' Equity
Deposits                                      $1,136,232   $1,084,117
Federal Home Loan Bank advances                  508,000      381,500
Accounts payable and accrued expenses              6,751        7,269
Other liabilities                                  9,643       10,088
  Total liabilities                            1,660,626    1,482,974

Stockholders' Equity:
Common stock, $.01 par value. Authorized
 20,000,000 shares; issued and
  outstanding 6,281,783 shares and
  6,365,943 at March 31, 2004 and
  June 30, 2003, respectively                         63           64
Additional paid-in capital                       131,451      128,581
Accumulated other comprehensive loss              (1,862)      (1,377)
Retained earnings, substantially restricted       19,800       12,197
Deferred compensation                               (162)        (328)
  Total stockholders' equity                     149,290      139,137
  Total liabilities and stockholders' equity  $1,809,916   $1,622,111


                       Quaker City Bancorp, Inc.
                 Consolidated Statements of Operations
                            (NASDAQ:QCBC)
                               Unaudited
        (Dollars in thousands, except share and per share data)

                             Three Months Ended     Nine Months Ended
                                 March 31,              March 31,
                              2004       2003        2004       2003

Interest income:
Loans receivable            $21,048    $21,770     $62,361    $65,975
Mortgage-backed
 securities                   2,421      1,920       6,033      5,809
Investment securities           446        527       1,380      1,854
Other                           227        256         708        761
  Total interest income      24,142     24,473      70,482     74,399
Interest expense:
 Deposits                     4,858      5,964      14,952     19,012
 Federal Home Loan Bank
  advances                    3,752      3,873      11,041     11,663
   Total interest expense     8,610      9,837      25,993     30,675
 Net interest income
  before provision
   for loan losses           15,532     14,636      44,489     43,724
Provision for loan losses       250        114         350        514
 Net interest income after
  provision for loan losses  15,282     14,522      44,139     43,210
Other income:
 Deposit fees                 1,630      1,315       4,608      3,707
 Loan servicing charges
  and fees                      417        410       1,644      1,503
 Gain on sale of loans
  held-for-sale                  92        844         985      1,445
 Commissions                    167        125         585        484
 Gain on sale of securities
  available-for-sale             --         --          --         47
Other                         1,003         61       1,439        208
    Total other income        3,309      2,755       9,261      7,394
Other expense:
 Compensation and employee
  benefits                    4,686      4,043      13,270     11,558
 Occupancy, net                 869        805       2,676      2,450
 Federal deposit insurance
  premiums                      115        110         336        326
 Data processing                546        400       1,610      1,166
 Advertising and promotional    310        364       1,200      1,046
 Consulting fees                124        202         668        641
 Other general and
  administrative expense      1,234      1,099       3,570      3,619
   Total general and
    administrative expense    7,884      7,023      23,330     20,806
   Real estate operations, net   --         (1)          1         --
Amortization of core
 deposit intangible              29         29          86         86
 Total other expense          7,913      7,051      23,417     20,892
Earnings before income
 taxes                       10,678     10,226      29,983     29,712
Income taxes                  4,702      4,403      13,158     12,650
Net earnings                 $5,976     $5,823     $16,825    $17,062
Average common shares
 outstanding              6,228,208  6,284,135   6,237,497  6,340,838
Shares outstanding and
 equivalents              6,432,331  6,500,468   6,437,607  6,621,889
Basic earnings per share      $0.96      $0.93       $2.70      $2.69
Diluted earnings per share    $0.93      $0.90       $2.61      $2.58


                       Quaker City Bancorp, Inc.
                   Consolidated Financial Highlights
                             (NASDAQ:QCBC)
                               Unaudited
        (Dollars in thousands, except share and per share data)


                                              At March 31, At June 30,
                                                  2004        2003

Selected Financial Data
Total assets                                   $1,809,916  $1,622,111
Total liabilities                              $1,660,626  $1,482,974
Loans receivable (1)                           $1,441,932  $1,326,265
Allowance for loan losses                         $11,930     $11,606
Investment securities (1)                         $54,888     $60,315
Mortgage-backed securities (1)                   $239,414    $163,697
Deposits                                       $1,136,232  $1,084,117
Federal Home Loan Bank (FHLB) advances           $508,000    $381,500
Total stockholders' equity                       $149,290    $139,137
Total common shares outstanding                 6,281,783   6,365,943
Trailing twelve month diluted earnings
 per share                                          $3.47       $3.43
Book value per common share                        $23.77      $21.86
Stock price at end of period                       $54.40      $41.59

(1) Includes assets held or available-for-sale.


                            At or for the            At or for the
                         Three Months Ended        Nine Months Ended
                              March 31,                March  31,
                           2004       2003         2004        2003

Selected Operating Data
Net interest income
 before provision for
 loan losses             $15,532     $14,636      $44,489     $43,724
Provision for loan
 losses                      250         114          350         514
Net interest income
 after provision for
 loan losses              15,282      14,522       44,139      43,210
Total other income         3,309       2,755        9,261       7,394
Total other expense        7,913       7,051       23,417      20,892
Earnings before
 income taxes             10,678      10,226       29,983      29,712
Income taxes               4,702       4,403       13,158      12,650

Net earnings              $5,976      $5,823      $16,825     $17,062
Basic earnings per share   $0.96       $0.93        $2.70       $2.69
Diluted earnings per share $0.93       $0.90        $2.61       $2.58
Average earning
 assets               $1,755,528  $1,534,657   $1,668,205  $1,503,042
Average loans
 receivable           $1,418,019  $1,266,711   $1,360,390  $1,249,365
Average stockholders'
 equity                 $147,311    $134,043     $142,762    $131,388
Weighted average
 shares outstanding
 and equivalents       6,432,331   6,500,468    6,437,607   6,621,889
Performance Ratios (2)
Return on average assets    1.33%       1.48%        1.30%       1.48%
Return on average equity   16.23%      17.38%       15.71%      17.32%
Average equity to
 average assets             8.18%       8.51%        8.28%       8.53%
Interest rate spread
 during the period          3.33%       3.54%        3.34%       3.56%
Net interest margin         3.54%       3.82%        3.56%       3.88%
General and
 administrative
 expense to average assets  1.75%       1.78%        1.80%       1.80%
Efficiency ratio           41.84%      40.38%       43.40%      40.70%
Other expense to
 average assets             1.76%       1.79%        1.81%       1.81%

(2) All applicable quarterly ratios reflect annualized figures.


                       Quaker City Bancorp, Inc.
                   Consolidated Financial Highlights
                             (NASDAQ:QCBC)
                               Unaudited
                        (Dollars in thousands)

                                                        At        At
                                                   March 31,  June 30,
                                                       2004      2003
Asset Quality Ratios and Data

Nonperforming loans as a percentage
 of gross loans (3)                                     0.31%    0.25%
Nonperforming assets as a percentage
 of total assets (4)                                    0.24%    0.20%
Total allowance for loan losses as a percentage
 of gross loans                                         0.82%    0.86%
Total allowance for loan losses as a percentage
 of total nonperforming loans                         269.06%  350.95%
Total allowance as a percentage
 of total nonperforming assets (5)                    269.06%  350.95%
Net charge-offs, quarter to date                         $25      $--
Nonaccrual loans (3)                                  $4,434   $3,307
Troubled debt restructured loans                          --       --
 Total nonperforming loans                             4,434    3,307
Real estate acquired through foreclosure                  --       --
Total nonperforming assets                            $4,434   $3,307

Number of:
Pass Book/Savings Accounts                            21,241   19,231
Checking Accounts                                     42,606   37,478
Money Market Accounts                                  8,464    7,589

(3) Nonperforming loans are net of specific allowances and include nonaccrual and troubled debt restructured loans. Gross loans include loans held-for-sale.

(4) Nonperforming assets include nonperforming loans and REO.

(5) Total allowance includes loan and REO valuation allowances.


    CONTACT: Quaker City Bancorp, Inc.
             Rick McGill, 562-907-2275
             Dwight L. Wilson, 562-907-2241